EXHIBIT 99.2

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of Alliant Techsystems Inc.:

We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries (ATK) as of March 31, 2004 and 2003, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended March 31, 2004. These financial statements are the responsibility of ATK’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ATK at March 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, ATK changed its method of accounting for goodwill and other intangible assets effective April 1, 2002.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
May 26, 2004 (June 1, 2004 as to the change in operating segments described in Note 16)

CONSOLIDATED INCOME STATEMENTS

	Years Ended March 31
	2004	2003	2002
	(Amounts in thousands except per share data)
Sales	$2,366,193	$2,172,135	$1,801,605
Cost of sales	1,872,253	1,692,742	1,420,348
Gross profit	493,940	479,393	381,257
Operating expenses:
Research and development	28,936	26,849	20,589
Selling	67,204	64,200	44,063
General and administrative	120,737	112,801	92,923
Total operating expenses	216,877	203,850	157,575
Income from continuing operations before interest, income taxes, and minority
interest expense	277,063	275,543	223,682
Interest expense	(60,327)	(79,495)	(103,547)
Interest income	1,060	1,429	1,199
Income from continuing operations before income taxes and minority interest expense	217,796	197,477	121,334
Income tax provision	55,041	77,020	46,107
Income from continuing operations before minority interest expense	162,755	120,457	75,227
Minority interest expense, net of income taxes	450		1,240
Income from continuing operations	162,305	120,457	73,987
Loss on disposal of discontinued operations, net of income taxes			(4,660)
Income before cumulative effect of change in accounting principle	162,305	120,457	69,327
Cumulative effect of change in accounting principle, net of income taxes		3,830
Net income	$162,305	$124,287	$69,327

Basic earnings (loss) per common share:
Continuing operations	$4.22	$3.15	$2.19
Discontinued operations			(0.14)
Cumulative effect of change in accounting principle		0.10
Net income	$4.22	$3.25	$2.05
Diluted earnings (loss) per common share:
Continuing operations	$4.14	$3.06	$2.10
Discontinued operations			(0.13)
Cumulative effect of change in accounting principle		0.10
Net income	$4.14	$3.16	$1.97

See Notes to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

	March 31
	2004	2003
	(Amounts in thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$56,891	$14,383
Net receivables	528,848	451,156
Net inventories	134,676	155,438
Deferred income tax asset	53,105	69,460
Other current assets	32,165	25,658
Total current assets	805,685	716,095
Net property, plant, and equipment	465,786	463,736
Goodwill	1,063,711	839,893
Prepaid and intangible pension assets	331,860	281,941
Deferred income tax asset	38,940	62,537
Deferred charges and other non-current assets	127,347	118,841
Total assets	$2,833,329	$2,483,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$4,331
Accounts payable	142,941	115,704
Contract advances and allowances	46,221	48,386
Accrued compensation	117,333	110,693
Accrued income taxes	10,278	23,107
Other accrued liabilities	107,618	129,611
Total current liabilities	428,391	431,832
Long-term debt	1,076,000	820,856
Postretirement and postemployment benefits liability	218,755	234,037
Minimum pension liability	397,232	379,856
Other long-term liabilities	148,751	138,538
Total liabilities	2,269,129	2,005,119
Commitments and contingencies (Notes 10 and 11)
Common stock—$.01 par value:
Authorized—90,000,000 shares
Issued and outstanding—37,439,972 shares at March 31, 2004 and 38,486,630 shares at March 31, 2003	416	416
Additional paid-in-capital	468,044	470,158
Retained earnings	621,099	458,794
Unearned compensation	(1,015)	(2,650)
Accumulated other comprehensive income	(263,687)	(246,878)
Common stock in treasury, at cost—4,117,126 shares held at March 31, 2004 and 3,070,468 shares held at March 31, 2003	(260,657)	(201,916)
Total stockholders’ equity	564,200	477,924
Total liabilities and stockholders’ equity	$2,833,329	$2,483,043

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31
	2004	2003	2002
	(Amounts in thousands)
Operating Activities
Net income	$162,305	$124,287	$69,327
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	63,923	61,066	53,928
Amortization of intangible assets and unearned compensation	5,995	6,068	24,745
Deferred income tax	46,512	29,596	(4,387)
Loss on disposal of property	1,229	1,840	1,894
Minority interest expense, net of income taxes	450		1,240
Loss on disposal of discontinued operations, net of income taxes			4,660
Cumulative effect of change in accounting principle, net of income taxes		(3,830)
Changes in assets and liabilities:
Net receivables	(44,314)	(39,354)	5,245
Net inventories	20,783	(16,863)	(6,872)
Accounts payable	20,140	24,356	(23,651)
Contract advances and allowances	(3,794)	2,527	4,472
Accrued compensation	14,148	8,776	12,608
Accrued income taxes	(8,747)	28,912	19,450
Accrued environmental	(2,152)	(625)	(5,009)
Pension and postretirement benefits	(74,496)	(49,997)	(24,061)
Other assets and liabilities	(22,181)	19,818	28,463
Cash provided by operating activities	179,801	196,577	162,052
Investing Activities
Capital expenditures	(58,754)	(54,171)	(42,884)
Acquisition of businesses	(258,312)	(127,325)	(714,353)
Proceeds from sale of a subsidiary		20,383
Payment made to minority interest in subsidiary			(2,000)
Proceeds from the disposition of property, plant, and equipment	1,650	4,374	276
Cash used for investing activities	(315,416)	(156,739)	(758,961)
Financing Activities
Payments made on bank debt	(27,601)	(100,035)	(452,866)
Payments made to extinguish debt	(397,586)	(472,220)	(276,800)
Proceeds from issuance of long-term debt	680,000	525,000	1,325,000
Proceeds from issuance of stock			13,011
Payments made for debt issue costs	(10,814)	(2,160)	(43,985)
Payments made for stock issue costs			(8,137)
Net purchase of treasury shares	(77,792)	(2,804)	(2,697)
Proceeds from employee stock compensation plans	11,916	18,251	24,733
Cash provided by (used for) financing activities	178,123	(33,968)	578,259
Increase (decrease) in cash and cash equivalents	42,508	5,870	(18,650)
Cash and cash equivalents at beginning of year	14,383	8,513	27,163
Cash and cash equivalents at end of year	$56,891	$14,383	$8,513

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock $.01 Par		Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders’ Equity
	Shares	Amount
	(Amounts in thousands except share data)
Balance, April 1, 2001	14,070,569	$185	$231,598	$265,180	$(3,854)	$(6,140)	$(288,637)	$198,332
Comprehensive income:
Net income				69,327				69,327
Other comprehensive income (see Note 1):
Adjustments, net						(7,982)		(7,982)
Comprehensive income								61,345
Exercise of stock options	739,378		(25,217)				44,801	19,584
Restricted stock grants	67,733		987		(5,545)		4,558	—
Stock split	7,037,670	71	(71)					—
Amortization of restricted stock					4,388			4,388
Stock issuance	3,223,780	33	260,796					260,829
Stock issuance costs			(8,137)					(8,137)
Employee benefit plans and other	90,682		18,533		147		1,780	20,460
Balance, March 31, 2002	25,229,812	289	478,489	334,507	(4,864)	(14,122)	(237,498)	556,801
Comprehensive income:
Net income				124,287				124,287
Other comprehensive income (see Note 1):
Adjustments, net						(232,756)		(232,756)
Comprehensive income								(108,469)
Exercise of stock options	464,538		(18,611)				30,520	11,909
Restricted stock grants	26,589		(155)		(1,595)		1,750	—
Stock split	12,701,583	127	(127)					—
Amortization of restricted stock					3,670			3,670
Employee benefit plans and other	64,108		10,562		139		3,312	14,013
Balance, March 31, 2003	38,486,630	416	470,158	458,794	(2,650)	(246,878)	(201,916)	477,924
Comprehensive income:
Net income				162,305				162,305
Other comprehensive income (see Note 1):
Adjustments, net						(16,809)		(16,809)
Comprehensive income								145,496
Exercise of stock options	124,336		(5,362)				8,167	2,805
Restricted stock grants	10,181		(151)		(524)		675	—
Amortization of restricted stock					2,119			2,119
Treasury stock purchased	(1,320,200)						(74,948)	(74,948)
Employee benefit plans and other	139,025		3,399		40		7,365	10,804
Balance, March 31, 2004	37,439,972	$416	$468,044	$621,099	$(1,015)	$(263,687)	$(260,657)	$564,200

See Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data and unless otherwise indicated)

1.  Summary of Significant Accounting Policies

Nature of Operations.  Alliant Techsystems Inc. (ATK) is a supplier of aerospace and defense products to the U.S. Government, U.S. allies, and major prime contractors. ATK is also a supplier of ammunition to federal and local law enforcement agencies and commercial markets. ATK is headquartered in Edina, Minnesota and has operating locations throughout the U.S.

Basis of Presentation.  The consolidated financial statements of ATK include all majority-owned affiliates. All significant intercompany transactions and accounts have been eliminated.

Fiscal Year.  References in this report to a particular fiscal year are to the year ended March 31 of that calendar year. ATK’s interim quarterly periods are based on 13-week periods and end on Sundays.

Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

Revenue Recognition.

Long-Term Contracts - Sales under long-term contracts are accounted for under the percentage-of-completion method and include cost-plus and fixed-price contracts. Sales under cost-plus contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (cost-to-cost) or based on results achieved, which usually coincides with customer acceptance (units-of-delivery).

Profits expected to be realized on contracts are based on ATK’s estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to cost of sales.

In previous years, ATK recognized cost management award fees on the Reusable Solid Rocket Motors (RSRM) contract. Realization of such fees were reasonably expected by ATK based on past performance and future expectations, even though all cost management fees remained at risk until final contract completion. ATK and NASA have since reconfigured the RSRM fee structure such that the contingent aspect of cost management award fees was eliminated. The current contract structure no longer requires substantial cost underruns to earn award fees. Rather, NASA and ATK have agreed on added safety, quality and product reliability incentives to supplant the prior cost incentives. ATK has not recorded any significant cost management award fees that are at risk as of March 31, 2004.

Commercial Products - Sales are recognized on commercial products when it is realized or realizable and has been earned. Sales are recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written contract and sales terms are complete, customer acceptance has occurred, and payment is reasonably assured. Sales are reduced for allowances and price discounts.

Operating Expenses.  Research and development, selling, and general and administrative costs are expensed in the year incurred.

Environmental Remediation and Compliance.  Costs associated with environmental compliance and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation and monitoring costs relating to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial activities when they are probable and the remediation cost can be reasonably estimated.

The cost of each environmental liability is estimated by ATK’s engineering, financial, and legal specialists based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where ATK may be jointly and severally liable. ATK’s estimates for environmental obligations are dependent on, and affected by, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, changes in environmental laws and regulations, future technological developments, and the timing of expenditures; accordingly, such estimates could change materially as ATK periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

Cash Equivalents.  Cash equivalents are all highly liquid temporary cash investments purchased with original maturities of three months or less.

Marketable Securities.  Investments in marketable equity securities are classified as available-for-sale securities and are recorded at fair value within other current assets. Unrealized gains and losses are recorded in Other Comprehensive Income (OCI). When such investments are sold, the unrealized gains or losses are reversed from OCI and recognized in the consolidated income statement.

Inventories.  Inventories are stated at the lower of cost or market. Inventoried costs relating to contracts in progress are stated at actual production costs, including factory overhead, initial tooling, and other related costs incurred to date, reduced by amounts associated with recognized sales. Raw materials, work in process, and finished goods are generally determined using the standard costing method.

Inventories consist of the following:

	March 31
	2004	2003
Raw materials	$42,689	$58,501
Work in process	21,605	23,798
Finished goods	46,988	39,513
Contracts in progress	23,394	33,626
Total inventories	$134,676	$155,438

Progress payments received from customers relating to the uncompleted portions of contracts are offset first against unbilled receivable balances, then against applicable inventories. Any remaining progress payment balances are classified as contract advances. Inventories are shown net of reductions of $4,975 as of March 31, 2004 and $10,194 as of March 31, 2003 for customer progress payments received on uncompleted portions of contracts.

Stock-Based Compensation.  ATK offers stock-based employee compensation plans, which are described more fully in Note 12. ATK accounts for those plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost related to stock options is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Restricted stock awards are recorded as compensation expense over the vesting periods based on the market value on the date of grant. Unearned compensation cost on restricted stock awards is shown as a reduction to stockholders’ equity. The following table illustrates the effect on net income and earnings per share if ATK had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock options.

	Years Ended March 31
	2004	2003	2002

Net income, as reported	$162,305	$124,287	$69,327
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(6,127)	(4,963)	(5,756)
Pro forma net income	$156,178	$119,324	$63,571

Earnings per share:
Basic—as reported	$4.22	$3.25	$2.05
Basic—pro forma	4.06	3.12	1.88
Diluted—as reported	4.14	3.16	1.97
Diluted—pro forma	3.99	3.03	1.81

Income Taxes.  Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes.

Financial Instruments and Hedging.  ATK uses interest rate swaps to manage interest costs and the risk associated with changing interest rates. ATK does not hold or issue derivative financial instruments for trading purposes. Derivatives which are used for hedging purposes must be designated as, and effective as, a hedge of identified risk exposure at the inception of the derivative contract. On April 1, 2001, ATK adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and recorded a transition adjustment that decreased OCI by $5,060, net of taxes of $3,101, and is reported as a cumulative effect of accounting change in OCI. The transition adjustment relates to hedging activities through March 31, 2001. The hedging activities which resulted in the net $5,060 adjustment are interest rate swaps with a fair value of $(8,080) and certain commodity and foreign currency contracts with a fair value of $(81), all of which have been designated as cash flow hedges. Prior to the application of SFAS 133, financial instruments designated as cash-flow hedges were not recorded in the financial statements, but cash flows from such contracts were recorded as adjustments to earnings as the hedged items affected earnings.

Earnings Per Share Data.  Basic earnings per share (EPS) is computed based upon the weighted-average number of common shares outstanding for each period. Diluted EPS is computed based on the weighted average number of common shares and common equivalent shares. Common equivalent shares represent the effect of stock options (see Note 12) during each period presented, which, if exercised, would have a dilutive effect on earnings per share. In computing EPS for fiscal 2004, 2003, and 2002, earnings, as reported for each respective period, is divided by (in thousands):

	Years Ended March 31
	2004	2003	2002
Basic EPS shares outstanding	38,447	38,283	33,746
Dilutive effect of stock options	729	1,061	1,450
Diluted EPS shares outstanding	39,176	39,344	35,196

There were also 887,875 stock options for fiscal 2004, 42,425 stock options for fiscal 2003, and 4,575 stock options for fiscal 2002 that were not included in the computation of diluted EPS due to the option price being greater than the average market price of the common shares.

Comprehensive Income.  Comprehensive income is a measure of all changes in shareholders’ equity except those resulting from investments by and distributions to owners. The components of comprehensive income for fiscal 2004, 2003, and 2002 are as follows:

	Years Ended March 31
	2004	2003	2002
Net income	$162,305	$124,287	$69,327
Other comprehensive income (OCI):
Cumulative effect of adoption of SFAS 133, net of income taxes of $3,101			(5,060)
Change in fair value of derivatives, net of income taxes of $(2,642), $7,141, and $1,064	3,924	(11,264)	(1,738)
Minimum pension liability, net of income taxes of $9,795, $141,400, and $943	(20,845)	(220,403)	(1,538)
Change in fair value of available-for-sale securities, net of income taxes of $(88), $1,117, and $(217)	112	(1,089)	354
Total other comprehensive income (loss)	(16,809)	(232,756)	(7,982)
Total comprehensive income (loss)	$145,496	$(108,469)	$61,345

New Accounting Pronouncements.

On April 1, 2002, ATK adopted Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. As a result, ATK no longer amortizes goodwill or other intangible assets with indefinite lives. ATK also recorded a one-time gain of $3,830, net of $2,449 in taxes, for the write-off of negative goodwill as a cumulative effect of a change in accounting principle.

The following table provides a reconciliation of earnings and EPS, adjusted for the effects of SFAS 142 for fiscal 2004, 2003, and 2002, adding back amortization of goodwill and other intangibles that are no longer being amortized:

	Years Ended March 31
	2004	2003	2002
Reported income before cumulative effect of change in accounting principle	$162,305	$120,457	$69,327
Add back amortization			15,415
Adjusted income before cumulative effect of change in accounting principle	162,305	120,457	84,742
Cumulative effect of change in accounting principle, net of income taxes		3,830
Adjusted net income	$162,305	$124,287	$84,742

Basic earnings per share:
Basic EPS before cumulative effect of change in accounting principle	$4.22	$3.15	$2.05
Add back amortization			0.46
Adjusted basic EPS before cumulative effect of change in accounting principle	4.22	3.15	2.51
Cumulative effect of change in accounting principle		0.10
Adjusted basic EPS	$4.22	$3.25	$2.51

Diluted earnings per share:
Diluted EPS before cumulative effect of change in accounting principle	$4.14	$3.06	$1.97
Add back amortization			0.44
Adjusted diluted EPS before cumulative effect of change in accounting principle	4.14	3.06	2.41
Cumulative effect of change in accounting principle		0.10
Adjusted diluted EPS	$4.14	$3.16	$2.41

On April 1, 2003, ATK adopted SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets. SFAS 143 requires recognition of a liability for an asset retirement obligation in the period in which it is incurred. The adoption of SFAS 143 did not have a material impact on ATK’s financial position or results of operations.

On April 1, 2003, ATK adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other provisions, this Statement eliminates the requirement that gains and losses from extinguishment of debt be classified as extraordinary items. Upon adoption of SFAS 145, ATK reclassified losses on extinguishment of debt that were classified as extraordinary items in prior periods to interest expense. The amounts reclassified (before income taxes) were $13,754 in fiscal 2003 and $19,542 in fiscal 2002.

In July 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on ATK’s results of operations or financial position.

On December 30, 2002, ATK adopted SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. This Statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material impact on ATK’s results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes new standards on how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Under previous guidance, issuers could account for many of those instruments as equity.  SFAS 150 requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 (with some limited exceptions). The adoption of SFAS 150 did not have a material impact on ATK’s results of operations or financial position.

In December 2003, the FASB revised SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, to require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension and other postretirement plans. The revised requirements are effective for ATK’s financial statements for fiscal 2004 – see Note 8.

In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition and measurement provisions of this Interpretation are effective for all guarantees issued or modified after December 31, 2002. ATK has made the additional required disclosures in this report; see Note 6 regarding ATK’s product warranty liability. ATK has no guarantees of others which require disclosure.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities (VIE), an Interpretation of ARB No. 51, which requires all VIEs to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. In December 2003, the FASB revised FIN 46 (FIN46R), delaying the effective dates for certain entities created before February 1, 2003, and making other amendments to clarify application of the guidance.  FIN 46R requires certain disclosures of an entity’s relationship with variable interest entities. FIN 46R was effective for companies with interests in variable interest entities or potential variable interest entities (commonly referred to as special-purpose entities, or SPEs) for periods ending after December 15, 2003. FIN 46R was effective for companies with all other types of entities (i.e. non-SPEs) for periods ending after March 15, 2004. The adoption of FIN 46R did not have a material impact on ATK’s results of operations or financial position.

In May 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). FSP 106-2 requires an employer to initially account for any subsidy received under the Act as an actuarial experience gain to the accumulated postretirement benefit obligation (APBO), which would be amortized over future service periods. Future subsidies would reduce service cost each year. ATK’s financial statements as of March 31, 2004 do not reflect the effects of the Act, if any, on the APBO or net periodic postretirement benefit cost. ATK has not yet determined whether its postretirement benefit plans are “actuarially equivalent” to Medicare Part D under the Act. FSP 106-2 is effective for ATK beginning in the second fiscal quarter of its fiscal 2005.

Reclassifications.  Certain reclassifications have been made to the fiscal 2003 and 2002 financial statements to conform to the fiscal 2004 classification. The reclassifications had no impact on income from continuing operations before income taxes, net income, or stockholders’ equity.

2.  Acquisitions

ATK used the purchase method of accounting to account for each of the following acquisitions, and, accordingly, the results of each acquired business are included in ATK’s consolidated financial statements since the date of each acquisition. The purchase price for each acquisition was allocated to the acquired assets and liabilities based on fair value. The excess purchase price over estimated fair value of the net assets acquired was recorded as goodwill.

During fiscal 2004, ATK made the following two acquisitions:

•                  On March 15, 2004, ATK acquired Mission Research Corporation (MRC) for $215,000 in cash. MRC is a leader in the development of advanced technologies that address emerging national security and homeland defense requirements. The acquisition of MRC is a strategic transaction that gives ATK an advanced aerospace and defense technology pipeline spanning concept development to full-scale production. MRC has a reputation as a national asset in such areas as directed energy; electro-optical and infrared sensors; aircraft sensor integration; high-performance antennas and radomes; advanced signal processing; and specialized composites. Each of these areas is attractive in its own right, but of significantly greater potential value when coupled with ATK’s precision weapons and energetics capabilities. MRC has approximately 560 employees at 16 facilities in 10 states. The purchase price allocation for MRC has not yet been finalized pending valuation of intangible assets. None of the goodwill generated in this acquisition is expected to be deductible for tax purposes.

•                  On November 21, 2003, ATK acquired two businesses, Micro Craft and GASL, from Allied Aerospace for $43,312 in cash. Micro Craft and GASL (now known together as ATK GASL) are leaders in the development of hypervelocity and air-breathing systems for next-generation space vehicles, missiles, and projectiles. The transaction adds leading-edge propulsion and airframe technologies for aerospace and defense applications to ATK’s portfolio. Micro Craft is located in Tullahoma, TN, and GASL is located in Ronkonkoma, NY. ATK GASL is included in the Advanced Propulsion and Space Systems segment. The purchase price allocation for ATK GASL has not yet been finalized pending the valuation of any intangible assets. Goodwill related to Micro Craft is not deductible for tax purposes, while the goodwill related to GASL is deductible.

During fiscal 2003, ATK acquired the following three entities for an aggregate cost of $144,996, which was paid in cash:

•                  the assets of the ordnance business of The Boeing Company (now known as ATK Gun Systems, which is included in the Precision Systems segment), on May 31, 2002,

•                  the assets of Science and Applied Technology, Inc. (now known as ATK Missile Systems, which is included in the Precision Systems segment), on October 25, 2002, and

•                  the stock of Composite Optics, Inc. (COI, which is included in the Advanced Propulsion and Space Systems segment), on January 8, 2003.

Goodwill recognized in those three transactions totaled $134,543, of which $96,681 was assigned to the Precision Systems segment. The remaining $37,862 was assigned to the Advanced Propulsion and Space Systems segment. Of the $134,543 of goodwill, $94,210 is deductible for tax purposes. The purchase price allocations for ATK Gun Systems, ATK Missile Systems, and COI were considered complete as of March 31, 2003.

During fiscal 2002, ATK acquired the following two entities:

•                  Alcoa Inc.’s Thiokol propulsion business (Thiokol) for $708,343 in cash, on April 20, 2001. The majority of the Thiokol operations are included in the ATK Thiokol segment, and a portion is in the Advanced Propulsion and Space Systems segment. The purchase price allocation for Thiokol was considered complete as of March 31, 2002. The goodwill generated in this acquisition is not deductible for tax purposes.

•                  The civil ammunition and related products business (the civil ammunition business), formerly known as the Sporting Equipment Group (SEG), of Blount International, Inc. (Blount) for 4,573,170 shares of ATK’s common stock, with a fair value of $247,817, plus a minimal amount of cash, on December 7, 2001. During fiscal 2003, ATK finalized the purchase price of the civil ammunition business with Blount, resulting in the receipt of $8,949 in cash from Blount, and also received $8,722 from Blount to partially compensate ATK for assuming underfunded pension plans. The civil ammunition business is included in the Ammunition segment. The purchase price allocation for the civil ammunition business was considered complete as of December 29, 2002. The goodwill generated in this acquisition is deductible for tax purposes.

Pro forma information on results of operations for fiscal 2004 and 2003, as if all of the fiscal 2004 and fiscal 2003 acquisitions had occurred on April 1, 2002, are as follows (unaudited):

	Years Ended March 31
	2004	2003
Sales	$2,517,634	$2,396,772

Income from continuing operations	161,806	116,954
Cumulative effect of change in accounting principle		3,830
Net income	$161,806	$120,784

Basic Earnings Per Share:
Income from continuing operations	$4.21	$3.05
Cumulative effect of change in accounting principle		0.10
Net income	$4.21	$3.15

Diluted Earnings Per Share:
Income from continuing operations	$4.13	$2.97
Cumulative effect of change in accounting principle		0.10
Net income	$4.13	$3.07

The pro forma information is not necessarily indicative of the results of operations as they would have been had the acquisitions actually occurred on the assumed acquisition date.

3.  Receivables

Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:

	March 31
	2004	2003
Contract receivables:
Billed receivables	$230,062	$214,529
Unbilled receivables	295,377	230,492
Other receivables	3,409	6,135
Total current receivables	$528,848	$451,156

Receivable balances are shown net of customer progress payments received of $183,586 as of March 31, 2004 and $151,972 as of March 31, 2003. Receivable balances are shown net of allowances for doubtful accounts of $3,278 as of March 31, 2004 and $2,819 as of March 31, 2003.

Unbilled receivables represent the balance of recoverable costs and accrued profit, comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not contractually billable as of the balance sheet date. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are generally billable and collectible within one year.

4.  Property, Plant, and Equipment

Property, plant, and equipment is stated at cost and depreciated over estimated useful lives. Machinery and test equipment is depreciated using the double declining balance method at most of ATK’s subsidiaries, and using the straight-line method at other facilities. Other depreciable property is depreciated using the straight-line method. Machinery and equipment are depreciated over three to 23 years and buildings and improvements are depreciated over three to 45 years. Depreciation expense was $63,923 in fiscal 2004, $61,066 in fiscal 2003, and $53,928 in fiscal 2002.

ATK periodically reviews property, plant, and equipment for impairment. When such an impairment is identified, it is recorded as a loss in that period.

Property, plant, and equipment consists of the following:

	March 31
	2004	2003
Land	$21,491	$23,029
Buildings and improvements	198,780	187,167
Machinery and equipment	593,701	539,876
Property not yet in service	36,429	41,406
Gross property, plant, and equipment	850,401	791,478
Less accumulated depreciation	(384,615)	(327,742)
Net property, plant, and equipment	$465,786	$463,736

5.  Goodwill and Deferred Charges and Other Non-Current Assets

In accordance with SFAS 142, ATK tests goodwill for impairment on an annual basis or upon the occurrence of events that may indicate possible impairment. Goodwill impairment testing under SFAS 142 is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. ATK estimates the fair values of the related operations using discounted cash flows. If the fair value is determined to be less than the carrying value, a second step would be performed to determine the amount of impairment. SFAS 142 requires that goodwill be tested as of the same date every year; ATK’s annual testing date is the first day of its fourth fiscal quarter. ATK has not had to record any goodwill impairment charges under SFAS 142.

The changes in the carrying amount of goodwill by segment were as follows:

	ATK Thiokol	Ammunition	Precision Systems	Advanced Propulsion	ATK Mission Research	Total
Balance at April 1, 2002	$463,558	$156,265	$37,030	$91,197	$—	$748,050
Acquisitions			94,737	39,793		134,530
Adjustments	(594)	(41,989)		(104)		(42,687)
Balance at March 31, 2003	462,964	114,276	131,767	130,886	—	839,893
Acquisitions				40,538	184,971	225,509
Adjustments	(268)	610	(55)	(1,978)		(1,691)
Balance at March 31, 2004	$462,696	$114,886	$131,712	$169,446	$184,971	$1,063,711

The fiscal 2004 adjustments within each segment were due to adjustments of deferred income taxes and resolution of contingencies related to acquisitions made prior to the current fiscal year. The fiscal 2004 acquisition within the Advanced Propulsion and Space Systems segment was the initial recording of ATK GASL. The fiscal 2004 acquisition within the ATK Mission Research segment was the initial recording of MRC. The fiscal 2003 adjustments within the Ammunition segment related to purchase price allocation adjustments for the civil ammunition business. The fiscal 2003 acquisition within the Advanced Propulsion and Space Systems segment was the acquisition of Composite Optics, Inc. The fiscal 2003 acquisitions within the Precision Systems segment were ATK Gun Systems and ATK Missile Systems.

Deferred charges and other non-current assets consists of the following:

	March 31
	2004	2003
Gross debt issuance costs	$24,809	$16,422
Less accumulated amortization	(4,555)	(3,475)
Net debt issuance costs	20,254	12,947
Other intangible assets	72,299	72,444
Environmental remediation receivable	17,191	19,047
Other non-current assets	17,603	14,403
Total deferred charges and other non-current assets	$127,347	$118,841

Other intangible assets consists primarily of trademarks, patented technology, and brand names that are not being amortized as their estimated useful lives are considered indefinite. As of March 31, 2004, ATK has no material intangible assets that are required to be amortized under SFAS 142; however, the purchase price allocation for ATK GASL and MRC have not yet been finalized pending valuation of acquired intangible assets.

6.  Other Accrued Liabilities

The major categories of other current and long-term accrued liabilities are as follows:

	March 31
	2004	2003
Employee benefits and insurance	$35,713	$40,037
Warranty	14,559	16,242
Interest	10,838	14,932
Environmental remediation	6,709	6,251
Legal	1,767	1,838
Other	38,032	50,311
Total other accrued liabilities – current	$107,618	$129,611

Environmental remediation	$40,941	$43,939
Supplemental employee retirement plan	33,240	24,431
Management deferred compensation plan	24,258	11,967
Interest rate swaps	22,805	29,371
Minority interest in joint venture	6,729	6,279
Other	20,778	22,551
Total other long-term liabilities	$148,751	$138,538

ATK provides product warranties in conjunction with sales of certain products. These warranties entail repair or replacement of non-conforming items. Provisions for warranty costs are generally recorded when the product is shipped and are based on historical information and current trends. The following is a reconciliation of the changes in ATK’s product warranty liability during fiscal 2004:

Balance at March 31, 2003	$16,242
Payments made	(7)
Warranties issued	970
Changes related to preexisting warranties	(2,646)
Warranties acquired in business acquisitions	—
Balance at March 31, 2004	$14,559

7.  Long-Term Debt and Interest Rate Swaps

As of March 31, 2004 and 2003, long-term debt, including the current portion, consisted of the following:

	March 31
	2004	2003
Senior Credit Facility dated March 31, 2004:
Term Loan B due 2011	$400,000
Revolving Credit Facility due 2009
8.50% Senior Subordinated Notes due 2011	400,000	$400,000
2.75% Convertible Senior Subordinated Notes due 2024	280,000
Senior Credit Facility dated April 20, 2001:
Tranche C term loan		425,000
Revolving Credit Facility due 2007
Notes payable		187
Total long-term debt	1,080,000	825,187
Less current portion	4,000	4,331
Long-term debt	$1,076,000	$820,856

In March 2004, ATK entered into a new $700,000 Senior Credit Facility (the Senior Credit Facility) and repaid the Tranche C term loan under the previous senior credit facility dated April 20, 2001. The Senior Credit Facility is comprised of a Term Loan B of $400,000 maturing in 2011 and a $300,000 Revolving Credit Facility maturing in 2009. The Term Loan B requires quarterly principal payments of $1,000 through March 2010 and $94,000 from June 2010 through March 2011. Substantially all domestic, tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Senior Credit Facility. Debt issuance costs of approximately $4,000 are being amortized over the term of the Senior Credit Facility. Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on ATK’s consolidated total leverage ratio, as defined by the Senior Credit Facility. The weighted average interest rate for the Term Loan B was 4.75% at March 31, 2004. As of March 31, 2004, the interest rate on the Term Loan B was 7.75% per annum after taking into account the related interest rate swap agreements, which are discussed below. The interest rate at March 31, 2004 is higher than expected due to the closing of the new Senior Credit Facility on that date as ATK was required to borrow at the base rate for two weeks effective the date of closing. Had ATK been allowed to use the Eurodollar rate immediately, the interest rates would have been approximately 2.92% and 5.93%, respectively. The annual commitment fee in effect on the unused portion of ATK’s Revolving Credit Facility was 0.375% at March 31, 2004. As of March 31, 2004, ATK had no borrowings against its $300,000 revolving credit facility and had outstanding letters of credit of $72,355, which reduced amounts available on the revolving facility to $227,645. ATK’s weighted average interest rate on short-term borrowings was 3.5% during fiscal 2004 and 5.0% during fiscal 2003.

In February 2004, ATK issued $280,000 aggregate principal amount of 2.75% Convertible Senior Subordinated Notes (the Convertible Notes) that mature on February 15, 2024. Interest on the Convertible Notes is payable on February 15 and August 15 of each year, beginning on August 15, 2004. Beginning with the period beginning on August 20, 2009 and ending on February 14, 2010, and for each of the six-month periods thereafter beginning on February 15, 2010, ATK will pay contingent interest during the applicable interest period if the average trading price of the Convertible Notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Convertible Notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. ATK may redeem some or all of the Convertible Notes in cash at any time on or after August 20, 2009. Holders of the Convertible Notes may require ATK to repurchase in cash some or all of the Convertible Notes on August 15, 2009, February 15, 2014, or February 15, 2019. Holders may convert their Convertible Notes into shares of ATK’s common stock at a conversion rate of 12.5843 shares per $1 principal amount of Convertible Notes (a conversion price of $79.46) under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $103.30, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls the Convertible Notes for redemption; or (3) upon the occurrence of certain corporate transactions. Upon conversion, ATK is required to satisfy its obligations either solely in cash or solely in shares of its common stock. ATK currently intends to satisfy its obligations solely in cash, however, ATK retains the right to amend the indenture to require ATK to satisfy 100% of the principal amount of the Convertible Notes solely in cash, with any remaining amounts to be satisfied in cash, common stock, or a combination of cash and common stock. These contingently issuable shares are not included in diluted earnings per share because the circumstances allowing conversion have not occurred. Debt issuance costs of approximately $7,000 are being amortized to interest expense over five years, the period until the first date on which the holders can require ATK to repurchase the Convertible Notes.

In May 2001, ATK issued $400,000 aggregate principal amount of 8.50% Senior Subordinated Notes (the Senior Subordinated Notes) that mature on May 15, 2011. The outstanding Senior Subordinated Notes are general unsecured obligations. Interest on the outstanding Senior Subordinated Notes accrues at a rate of 8.50% per annum and is payable semi-annually on May 15 and November 15 of each year. As of March 31, 2004, the interest rate on the Senior Subordinated Notes was 4.74% after taking into account the related interest rate swap agreements, which are discussed below.

Both the Convertible Notes and the Senior Subordinated Notes rank equal in right of payment with each other and all of ATK’s future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Credit Facility. The outstanding notes are guaranteed on an unsecured basis by substantially all of ATK’s domestic subsidiaries. All of these guarantor subsidiaries are 100% owned by ATK. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

At March 31, 2004, the carrying amount of the variable-rate debt approximates fair market value, based on current rates for similar instruments with the same maturities. The fair value of the fixed-rate debt was approximately $722,000, $42,000 more than its carrying value. The fair value was determined based on market quotes for each issuance.

The scheduled minimum loan payments on outstanding long-term debt are as follows:

Fiscal 2005	$4,000
Fiscal 2006	4,000
Fiscal 2007	4,000
Fiscal 2008	4,000
Fiscal 2009	4,000
Thereafter	1,060,000
Total	$1,080,000

ATK’s total debt (current portion of debt and long-term debt) as a percentage of total capitalization (total debt and stockholders’ equity) was 66% as of March 31, 2004 and 63% as of March 31, 2003.

ATK’s Senior Credit Facility and the indentures governing the Senior Subordinated Notes and the Convertible Notes impose limitations on ATK’s ability to, among other things, incur additional indebtedness, including capital leases, liens, pay dividends and make other restricted payments, sell assets, or merge or consolidate with or into another person. In addition, the Senior Credit Facility limits ATK’s ability to enter into sale-and-leaseback transactions and to make capital expenditures. The Senior Credit Facility also requires that ATK meet and maintain specified financial ratios, including: a maximum interest coverage ratio, a maximum consolidated leverage ratio, and a maximum senior leverage ratio. ATK’s ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond its control. Borrowings under the Senior Credit Facility are subject to compliance with these covenants. As of March 31, 2004, ATK was in compliance with the covenants.

ATK has limited amortization requirements under the Senior Credit Facility over the next few years. ATK’s other debt service requirements consist principally of interest expense on its long-term debt. Additional cash may be required to repurchase or convert the Convertible Notes under certain circumstances, as discussed above. ATK’s short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain and expand production facilities and working capital requirements.

Interest Rate Swaps

ATK uses interest rate swaps to manage interest costs and the risk associated with changing interest rates of long-term debt. ATK does not hold or issue derivative instruments for trading purposes. Derivatives are used for hedging purposes only and must be designated as, and effective as, a hedge of identified risk exposure at the inception of the derivative contract. As of March 31, 2004, ATK had the following interest rate swaps:

			Interest Rate
Cash flow hedges:	Notional Amount	Fair Value	Pay Fixed	Receive Floating	Maturity Date
Amortizing swap	$37,960	$(1,160)	6.59%	1.11%	November 2004
Amortizing swap	60,000	(3,113)	5.25%	1.11%	December 2005
Amortizing swap	60,000	(3,138)	5.27%	1.11%	December 2005
Non-amortizing swap	100,000	(14,748)	6.06%	1.11%	November 2008
Derivative obligation		(22,159)

Fair value hedges:			Receive Fixed	Pay Floating
Non-amortizing swap	100,000	4,071	8.50%	4.85%	May 2011
Non-amortizing swap	100,000	2,774	8.50%	5.06%	May 2011
Non-amortizing swap	200,000	(660)	8.50%	5.43%	May 2011
Derivative asset		6,185
		$(15,974)

In March 2004, ATK entered into a seven-year swap, with a $200,000 notional value, against ATK’s Senior Subordinated Notes. This swap agreement involves the exchange of amounts based on a variable rate of six-month LIBOR plus an adder rate over the life of the agreement, without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt.

In May 2002, ATK entered into two nine-year swaps, with a $100,000 notional value each, against ATK’s Senior Subordinated Notes. In fiscal 2003, ATK re-couponed these swap contracts. The transaction resulted in resetting the interest rate from LIBOR plus 2.3% to LIBOR plus 3.7% and the receipt of $16,750 cash, which is included in other long-term liabilities and is being amortized to reduce interest expense through May 2011.

The fair market value of ATK’s interest rate swaps was $(15,974) at March 31, 2004, an improvement of $8,983 since March 31, 2003. Of the fair market value of $(15,974), $(22,805) was recorded within other long-term liabilities on the balance sheet, $2,537 was within accrued interest in other current liabilities, and $4,294 was within other non-current assets.

Cash paid for interest totaled $60,964 in fiscal 2004, $57,017 in fiscal 2003, and $66,297 in fiscal 2002. Cash received for interest totaled $1,060 in fiscal 2004, $1,429 in fiscal 2003, and $670 in fiscal 2002.

8.  Employee Benefit Plans

Defined Benefit Plans

Pension Plans.  ATK has noncontributory defined benefit pension plans that cover substantially all employees. The plans provide either pension benefits of stated amounts for each year of credited service, or pension benefits based on employee annual pay levels and years of credited service. ATK funds the plans in accordance with federal requirements calculated using appropriate actuarial methods.

Postretirement Benefit Plans.  Generally, employees who retired from ATK on or before January 1, 2004 and were are at least age 55 with at least five or ten years of service, depending on pension plan provisions, are entitled to a pre- and/or post-65 healthcare company subsidy and retiree life insurance benefits. The portion of the healthcare premium cost borne by ATK for such benefits is based on the pension plan they are eligible for, years of service, and age at retirement. Generally, employees who retire after January 1, 2004 but before January 1, 2006, will be eligible for a pre-65 company subsidy.

ATK uses a December 31 measurement date for its pension and postretirement benefit plans.

Obligations and Funded Status

	Pension Benefits Years Ended March 31		Postretirement Benefits Years Ended March 31
	2004	2003	2004	2003

Change in benefit obligation
Benefit obligation at beginning of year	$1,690,445	$1,595,225	$390,059	$372,552
Service cost	38,109	31,559	604	6,197
Interest cost	113,625	111,014	22,421	25,107
Amendments	(15,858)		(44,968)	(2,376)
Actuarial loss	179,277	74,167	26,884	17,721
Benefits paid	(124,667)	(121,520)	(34,859)	(29,142)
Benefit obligation at end of year	1,880,931	1,690,445	360,141	390,059
Change in plan assets
Fair value of plan assets at beginning of year	1,282,690	1,556,785	51,995	48,927
Adjustment to remove Rabbi Trust		(461)
Actual return on plan assets	285,988	(176,201)	4,218	(986)
Retiree contributions			8,909	9,371
Employer contributions	53,630	24,087	35,419	32,617
Benefits paid	(124,667)	(121,520)	(43,333)	(37,934)
Fair value of plan assets at end of year	1,497,641	1,282,690	57,208	51,995
Funded status	(383,290)	(407,755)	(302,933)	(338,064)
Accrued contribution	12,000		1,713	4,418
Unrecognized net actuarial loss	666,922	628,707	150,117	134,326
Unrecognized prior service (benefit) cost	(10,600)	9,883	(47,646)	(17,914)
Unrecognized net transition asset		1
Net amount recognized	$285,032	$230,836	$(198,749)	$(217,234)

Amounts Recognized in the Balance Sheet

	Pension Benefits
	2004	2003
Prepaid benefit cost	$113,897	$111,882
Accrued benefit liability	(230,178)	(260,902)
Intangible asset	951	10,134
Accumulated other comprehensive income	400,362	369,722
Prepaid benefit cost	$285,032	$230,836

The accumulated benefit obligation for all defined benefit pension plans was $1,712,409 as of March 31, 2004 and $1,535,129 as of March 31, 2003.

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets

	March 31
	2004	2003
Projected benefit obligation	$1,628,795	$1,415,249
Accumulated benefit obligation	1,478,230	1,280,754
Fair value of plan assets	1,237,755	1,020,880

Components of Net Periodic Benefit Cost

	Pension Benefits Years Ended March 31			Postretirement Benefits Years Ended March 31
	2004	2003	2002	2004	2003	2002
Service cost	$38,109	$31,559	$28,434	$604	$6,197	$4,913
Interest cost	113,624	111,014	108,760	22,421	25,107	20,713
Expected return on plan assets	(151,350)	(162,086)	(160,858)	(3,713)	(3,865)	(3,498)
Amortization of unrecognized net loss	6,425	610	400	8,194	5,358	2,252
Amortization of unrecognized prior service cost	4,625	2,007	2,001	(4,564)	(2,940)	(2,972)
Amortization of unrecognized net transition asset	1	14	(161)
Net periodic benefit (income) cost before special termination benefits cost / curtailment	11,434	(16,882)	(21,424)	22,942	29,857	21,408
Special termination benefits cost / curtailment			8,372	(8,277)	(4,817)
Net periodic benefit (income) cost	$11,434	$(16,882)	$(13,052)	$14,665	$25,040	$21,408

During fiscal 2004, ATK recognized a curtailment benefit of $8,277 resulting from the elimination of retiree medical subsidies for most future retirees. During fiscal 2003, ATK recognized a curtailment benefit of $4,817 resulting from the elimination of retiree medical subsidies for certain future retirees. During fiscal 2002, ATK terminated certain employees, resulting in the $8,372 charge to income for an enhanced pension benefit.

In accordance with SFAS No. 87, Employer’s Accounting for Pensions, ATK has recognized the minimum liability for underfunded pension plans equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as an intangible asset to the extent of any unrecognized prior service cost, with the remaining balance recorded as a reduction to equity. The minimum pension liability in excess of the unrecognized prior service cost was $400,362 as of March 31, 2004 and $369,722 as of March 31, 2003. The March 31, 2004 balance consists of an intangible pension asset of $951 and a pension liability of $401,313, and the March 31, 2003 balance consists of an intangible pension asset of $10,134 and a pension liability of $379,856. The change in the additional minimum pension liability recognized in other comprehensive income was as follows:

	Years Ended March 31
	2004	2003	2002
Change in:
Intangible assets	$(9,183)	$8,740	$(1,302)
Accrued pension benefit costs	(21,457)	(370,543)	(1,179)
Total change in additional minimum pension liability	$(30,640)	$(361,803)	$(2,481)

Assumptions

Weighted-Average Assumptions Used to Determine Benefit Obligations as of March 31

	Pension Benefits			Postretirement Benefits
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Rate of compensation increase:
Union	3.00%	3.00%	3.00%
Salaried	3.25%	3.50%	4.00%

Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost for Years Ended March 31

	Pension Benefits			Postretirement Benefits
	2004	2003	2002	2004		2003		2002
Discount rate	6.75%	7.25%	7.50%	6.75%		7.25%		7.50%
Expected long-term rate of return on plan assets	9.00%	9.50%	9.50%	6.00 8.00	%/ %	6.00 8.50	%/ %	6.00%

Rate of compensation increase:
Union	3.00%	3.00%	3.00%
Salaried	3.50%	4.00%	4.00%

In developing the expected long-term rate of return assumption, ATK considers input from its actuaries and other advisors, annualized returns of various major indices over 20-year periods, and ATK’s own historical 5-year and 10-year compounded investment returns, which have been in excess of broad equity and bond benchmark indices. The expected long-term rate of return of 9.0% used in fiscal

2004 for pension plans was based on an asset allocation assumption of 65% with equity managers, with an expected long-term rate of return of 10%; 25% with fixed income managers, with an expected long-term rate of return of 7%; and 10% with real estate managers with an expected long-term rate of return of 8%.

Assumed Health Care Cost Trend Rates at March 31

	2004	2003
Health care cost trend rate assumed for next year	8.0%	9.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Fiscal year that the rate reaches the ultimate trend rate	2008	2008

Assumed health care trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point increase or decrease in the assumed health care trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost	$1,119	$(1,070)
Effect on postretirement benefit obligation	16,410	(15,735)

Plan Assets

ATK’s pension plan weighted-average asset allocations at March 31, 2004 and 2003, and the target allocations for fiscal 2005, by asset category are as follows:

	Target	Actual as of March 31
	2005	2004	2003
Asset Category
Domestic equity securities	35%	43%	42%
International equity securities	20%	25%	21%
Fixed income investments	20%	22%	27%
Other investments	25%	10%	10%
Total	100%	100%	100%

Pension plan assets for ATK are held in a trust and are invested in a diversified portfolio of equity securities, fixed income investments, and other investments (which includes real estate, hedge funds, and cash). ATK’s investment objectives for the pension plan assets are to minimize the present value of expected funding contributions and to meet or exceed the rate of return assumed for plan funding purposes over the long term. The nature and duration of benefit obligations, along with assumptions concerning asset class returns and return correlations, are considered when determining an appropriate asset allocation to achieve the investment objectives. ATK regularly reviews its actual asset allocation and periodically rebalances its investments to the targeted allocation when considered appropriate. From time to time, the assets within each category may be outside the targeted range by amounts ATK deems acceptable.

Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are (1) to exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk, and (2) to preserve the real purchasing power of assets to meet future obligations. Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. Risk targets are established and monitored against acceptable ranges. All investment policies and procedures are designed to ensure that the plans’ investments are in compliance with the Employee Retirement Income Security Act. Guidelines are established defining permitted investments within each asset class.

Domestic equity securities include ATK common stock in the amounts of approximately $12,900 (0.8% of total plan assets) as of March 31, 2004 and approximately $12,800 (1.1% of total plan assets) as of March 31, 2003.

ATK’s nonpension postretirement benefit obligations are generally not prefunded.

Contributions

ATK expects to contribute approximately $45,000 to its pension plans and approximately $32,000 to its other postretirement benefit plans in fiscal 2005.

Defined Contribution Plans

ATK also sponsors a number of defined contribution plans. Participation in one of these plans is available to substantially all employees. The two principal defined contribution plans are 401(k) plans sponsored by ATK to which employees may contribute up to 50% of their pay (subject to limitations), an increase as of January 1, 2003, from 20%. Effective January 1, 2004, the ATK match to these plans changed. Depending on a participant’s years of service and certain other factors, participants receive either:

•                  a matching contribution of 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% (or, in certain cases, 3%) of the participant’s contributed pay, or

•                  a matching contribution of 50% up to 6% of the participant’s contributed pay.

Prior to January 1, 2004, most participants received a matching contribution of 50% up to 6% of the participant’s contributed pay, while employees hired after January 1, 2003 and employees of acquired companies received a match of 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2%. The amount expensed for the ATK contribution to the plans was $17,764 in fiscal 2004, $15,870 in fiscal 2003, and $12,069 in fiscal 2002.

Approximately 1,775, or 15%, of ATK’s employees are covered by collective bargaining agreements. One of these agreements is expected to be renegotiated during fiscal 2005 due to current agreement expirations.

9.  Income Taxes

The total income tax provision was allocated as follows:

	Years Ended March 31
	2004	2003	2002
Income from continuing operations	$55,041	$77,020	$46,107
Minority interest expense	(245)		(760)
Loss on disposal of discontinued operations			(2,856)
Cumulative effect of change in accounting principle		2,449
Stockholders’ equity, for other comprehensive income	(7,065)	(149,658)	(4,891)
Income tax provision	$47,731	$(70,189)	$37,600

ATK’s income tax provision attributable to income from continuing operations consists of:

	Years Ended March 31
	2004	2003	2002
Current:
Federal	$5,757	$39,728	$41,727
State	2,773	7,720	3,876
Deferred	46,511	29,572	504
Income tax provision attributable to income from continuing operations	$55,041	$77,020	$46,107

The items responsible for the differences between the federal statutory rate and ATK’s effective rate are as follows:

	Years Ended March 31
	2004	2003	2002

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal impact	2.3%	3.1%	3.4%
Non-deductible goodwill amortization			3.8%
Extraterritorial income benefit	(5.9)%	(0.4)%	(0.6)%
Other (tax benefits) / non-deductible costs, net	(1.3)%	4.9%	1.2%
Research and development credit	(3.9)%	(3.6)%	(4.8)%
Change in valuation allowance	(0.9)%
Income tax provision attributable to income from continuing operations	25.3%	39.0%	38.0%

The effective tax rate for fiscal 2004 of 25.3% varies from the federal statutory rate of 35% principally due to tax benefits from Research and Development (R&D) tax credits, Extraterritorial Income (ETI) exclusion tax benefits, and the favorable resolution of audit issues for fiscal 1999 through 2001. As a result of the audit settlement, ATK recognized $2,700 of R&D credit and $7,165 of Foreign Sales Corporation (FSC)/ETI benefit. In addition, ATK recognized $3,235 of ETI benefit because of favorable guidance issued by the Internal Revenue Service on the taxability of foreign sales. Approximately 3% of the lower rate for fiscal 2004 represents current year benefit associated with the R&D credit and ETI tax benefits.

The tax rates for fiscal 2003 and 2002 also reflect a benefit for R&D credit, which was partially offset in fiscal 2003 by tax charges for other permanent non-deductible costs and in fiscal 2002 by tax charges related to non-deductible goodwill amortization.

Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes. As of March 31, 2004 and 2003, the deferred tax assets and liabilities resulted from temporary differences related to the following:

	March 31
	2004	2003
Deferred income tax asset:
Reserves for employee benefits	$127,145	$125,384
Environmental reserves	9,745	6,780
Long-term contract method of revenue recognition		5,743
Other reserves	27,115	24,744
Research tax credits	23,193	4,331
Alternative minimum tax credits	9,242	9,955
Other comprehensive income provision	161,615	154,550
Other	268	16,077
Gross deferred income tax asset	358,323	347,564
Valuation allowance	(4,759)	(7,116)
Deferred income tax asset, net	353,564	340,448

Deferred income tax liability:
Long-term contract method of revenue recognition	(21,269)
Property, plant, and equipment	(78,455)	(76,181)
Intangible assets	(26,778)	(20,712)
Prepaid pension asset	(135,017)	(111,558)
Deferred income tax liability	(261,519)	(208,451)
Net deferred income tax asset	$92,045	$131,997

ATK believes it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. The valuation allowance of $4,759 at March 31, 2004 relates to capital loss carryforwards and certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration. The valuation allowance was reduced by $2,357 during fiscal 2004 because expectations of the amount of state carryforward benefits that will be utilized before expiration was increased as a result of changes made to ATK’s structure. Of the valuation allowance, $365 will be allocated to reduce goodwill if the related deferred tax asset is ultimately recognized.

The deferred tax assets of $23,193 related to federal and state research tax credit carryforwards and $3,677 of state net operating loss carryforwards expire in years ending from March 31, 2005 through March 31, 2024. The alternative minimum tax credits of $9,242 may be carried forward indefinitely.

Income taxes paid, net of refunds, totaled $17,187 in fiscal 2004, $19,579 in fiscal 2003, and $4,239 in fiscal 2002.

10.  Commitments

ATK leases land, buildings, and equipment under various operating leases, which generally have renewal options of one to five years. Rent expense was $43,563 in fiscal 2004, $35,326 in fiscal 2003, and $29,437 in fiscal 2002.

The following table summarizes ATK’s contractual obligations and commercial commitments as of March 31, 2004:

			Payments due by period
	Total	Within 1 year	2-3 years	4-5 years	After 5 years
Contractual obligations:
Long-term debt	$1,080,000	$4,000	$8,000	$8,000	$1,060,000
Operating leases	170,699	33,387	56,355	43,605	37,352
Pension plan contributions	252,000	18,000	90,000	144,000
Purchase obligations	13,500	4,500	9,000
Total contractual obligations	$1,516,199	$59,887	$163,355	$195,605	$1,097,352
Other commercial commitments:
Letters of credit	$72,355	$65,585	$6,770

Pension plan contributions is an estimate of ATK’s minimum funding requirements through fiscal 2009 to provide pension benefits for employees based on service provided through fiscal 2004 pursuant to the Employee Retirement Income Security Act, although ATK may make additional discretionary contributions. These estimates may change significantly depending on the actual rate of return on plan assets, discount rates, discretionary pension contributions, and regulatory rules.

Purchase obligations represent contractual agreements to purchase a fixed or minimum amount of goods or services at a fixed or minimum price that are legally binding and are not cancelable without a substantial penalty or the occurrence of a remote contingency.

ATK currently leases its facility in Magna, Utah from a private party. This facility is used in the production and testing of some of ATK’s rocket motors. The current lease extends through September 2007 and may be extended through September 2022 at ATK’s sole discretion. The lease requires ATK to surrender the property back to its owner in its original condition. While ATK currently anticipates operating this facility indefinitely, ATK could incur significant costs if ATK were to terminate this lease.

11.  Contingencies

Litigation.  From time to time, ATK is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of ATK’s business. ATK does not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to its business or likely to result in a material adverse effect on its operating results, financial condition, or cash flows.

Environmental Remediation. ATK’s operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations. At certain sites that ATK owns or operates or formerly owns or operates, there is known or potential contamination that ATK is required to investigate or remediate. ATK could incur substantial costs, including remediation costs, fines, and penalties, or third party property damage or personal injury claims, as a result of violations or liabilities of environmental laws or non-compliance with environmental permits.

The liability for environmental remediation represents management’s best estimate of the present value of the probable and reasonably estimable costs related to known remediation obligations. The receivable represents the present value of the amount that ATK expects to recover, as discussed below. Both the liability and receivable have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of 3.5% as of March 31, 2004 and 2003. The following is a summary of the amounts recorded for environmental remediation:

	March 31, 2004		March 31, 2003
	Liability	Receivable	Liability	Receivable
Amounts (payable) receivable	$(58,625)	$25,876	$(61,865)	$26,415
Unamortized discount	10,975	(3,745)	11,675	(3,821)
Present value amounts (payable) receivable	$(47,650)	$22,131	$(50,190)	$22,594

Amounts payable or receivable in periods beyond fiscal 2005 have been classified as non-current on the March 31, 2004 balance sheet. As such, of the $47,650 net liability, $6,709 is recorded within other current liabilities and $40,941 is recorded within other non-current liabilities. Of the $22,131 net receivable, $4,939 is recorded within other current assets and $17,192 is recorded within other non-current assets. As of March 31, 2004, the estimated discounted range of reasonably possible costs of environmental remediation was $47,650 to $74,025.

ATK expects that a portion of its environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•                  As part of its acquisition of the Hercules Aerospace Company in fiscal 1995, ATK assumed responsibility for environmental compliance at the facilities acquired from Hercules (the Hercules Facilities). ATK believes that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts, and that those environmental remediation costs not recoverable under these contracts will be covered by Hercules Incorporated (Hercules) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify ATK for environmental conditions relating to releases or hazardous waste activities occurring prior to ATK’s purchase of the Hercules Facilities; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify ATK for any individual claims below $50. Hercules is obligated to indemnify ATK for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. ATK is not responsible for conducting any remedial activities with respect to the Kenvil, NJ facility or the Clearwater, FL facility. Hercules’ environmental indemnity obligation relating to contamination on federal lands remains effective, provided that ATK gives notice of any claims related to federal lands on or before December 31, 2005.

•                  ATK generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. in fiscal 2002. While ATK expects that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, ATK has recorded an accrual to cover those environmental remediation costs at these facilities that will not be recovered through U.S. Government contracts. In accordance with its agreement with Alcoa, ATK notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, ATK is responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29,000, ATK and Alcoa have agreed to split evenly any amounts between $29,000 and $49,000, and ATK is responsible for any payments in excess of $49,000.

•                  With respect to the civil ammunition business’ facilities purchased from Blount in fiscal 2002, Blount has agreed to indemnify ATK for certain compliance and remediation liabilities, to the extent those liabilities are related to pre-closing environmental conditions at or related to these facilities. Some other remediation costs are expected to be paid directly by a third party pursuant to an existing indemnification agreement with Blount. Blount’s indemnification obligations relating to environmental matters, which extend through December 7, 2006, are capped at $30,000, less any other indemnification payments made for breaches of representations and warranties. The third party’s obligations, which extend through November 4, 2007, are capped at approximately $125,000, less payments previously made.

ATK cannot ensure that the U.S. Government, Hercules, Alcoa, Blount, or other third parties will reimburse it for any particular environmental costs or reimburse ATK in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. ATK’s failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, Blount, or other third parties could have a material adverse effect on its operating results, financial condition, or cash flows. While ATK has environmental management programs in place to mitigate these risks, and environmental laws and regulations have not had a material adverse effect on ATK’s operating results, financial condition, or cash flows in the past, it is difficult to predict whether they will have a material impact in the future.

At March 31, 2004, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected recoveries, are estimated to be:

Fiscal 2005	$1,831
Fiscal 2006	1,964
Fiscal 2007	1,674
Fiscal 2008	3,473
Fiscal 2009	3,425
Thereafter	20,382
Total	$32,749

ATK does not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect its future operating results, financial condition, or cash flows. There were no material insurance recoveries related to environmental remediations during fiscal 2004, 2003, or 2002.

Other Contingencies.  ATK is also subject to a number of other potential risks and contingencies, including the following:

•                  reductions or changes in NASA or U.S. Government military spending,

•                  increases in costs, which ATK may not be able to react to due to the nature of its U.S. Government contracts,

•                  termination of its contracts,

•                  procurement and other related laws and regulations,

•                  contract novation,

•                  intense competition,

•                  disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, and

•                  fires or explosions at one of ATK’s facilities.

12.  Stockholders’ Equity

ATK has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

ATK sponsors five stock-based incentive plans, including the Alliant Techsystems Inc. 1990 Equity Incentive Plan, the 1997 Employee Stock Purchase Plan, the Non-Employee Director Restricted Stock Plan, the Management Compensation Plan, and the 2000 Stock Incentive Plan. ATK has reserved up to 16,089,794 common shares to be granted under these plans. Stock options are granted periodically, at the fair market value of ATK’s common stock on the date of grant, and generally vest from one to three years from the date of grant. During fiscal 2004, ATK began issuing options under the 1990 Equity Incentive Plan and the 2000 Stock Incentive Plan with a seven-year term; most grants issued prior to that had a ten-year term. Restricted stock issued to non-employee directors and certain key employees totaled 10,181 shares in fiscal 2004, 26,589 shares in fiscal 2003, and 101,600 shares in fiscal 2002. Restricted shares vest over periods of one to four years from the date of award. As of March 31, 2004, net restricted shares of up to 157,532 shares were reserved for certain key officers which will vest upon achievement of certain financial performance goals through fiscal 2005.

A summary of ATK’s stock option activity is as follows:

	Years Ended March 31
	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	2,128,413	$35.36	2,300,350	$27.73	2,854,890	$20.81
Granted	508,702	56.48	410,075	59.60	608,904	41.21
Exercised	(124,336)	22.56	(543,225)	21.84	(1,109,067)	17.73
Canceled	(24,575)	46.10	(38,787)	28.54	(54,377)	20.83
Outstanding at end of year	2,488,204	40.23	2,128,413	35.36	2,300,350	27.73
Options exercisable at year end	1,609,448	31.75	1,333,950	26.19	1,273,530	22.23
Weighted average fair value of options granted during the year		20.32		25.17		16.26

The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The following weighted average assumptions were used for grants:

	Years Ended March 31
	2004	2003	2002

Risk-free rate	3.5%	4.0%	4.8%
Expected volatility	31.2%	31.9%	30.5%
Expected option life	5 or 7 years	7 years	6 years

ATK has assumed an expected option life of five years for options with a seven-year term and seven years for options with a ten-year term.

A summary of stock options outstanding at March 31, 2004 is as follows:

Range of Exercise Prices	Options Outstanding			Options Exercisable
	Shares	Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

$0 – $14.99	70,872	2.1 years	$11.87	70,872	$11.87
$15 – $24.99	588,515	4.1 years	21.28	588,515	21.28
$25 – $34.99	420,092	5.3 years	26.79	420,092	26.79
$35 – $44.99	155,550	4.4 years	40.63	137,700	40.88
$45 – $54.99	499,100	8.0 years	49.75	234,325	47.76
$55 – $64.99	712,850	7.8 years	58.25	120,003	59.09
$65 – $74.99	41,225	8.2 years	67.79	37,941	67.76
Total	2,488,204	6.2 years	$40.23	1,609,448	$31.75

In January 2004, ATK’s Board of Directors authorized ATK to repurchase up to 2,000,000 shares of its common stock. In February 2004, ATK repurchased 1,320,200 shares for approximately $75,000. ATK repurchased an additional 414,200 shares, at a cost of approximately $25,000, of its common stock in April and May of fiscal 2005. Any additional authorized repurchases would be subject to market conditions and ATK’s compliance with its debt covenants. As of March 31, 2004, ATK’s debt covenants permit ATK to make “restricted payments” (as defined in ATK’s debt covenants) up to $50,000, which among other items, would allow payments for future stock repurchases. As of April 1, 2004, the limit on restricted payments increased to $75,000.

13.  Restructuring Charges

During the fourth quarter of fiscal 2004, ATK recorded costs for restructuring and related activities, the majority of which were the result of the U.S. Army’s announced plans to exit the Twin City Army Ammunition Plant (TCAAP) in Arden Hills, MN. As a result, ATK’s management decided to relocate medium-caliber ammunition metal parts manufacturing from TCAAP to ATK’s Tactical Systems facility in Rocket Center, WV. The relocation is expected to be completed by the end of September 2004. In connection with these restructuring and related activities, ATK recorded costs of approximately $8,000 in fiscal 2004, primarily for employee termination benefits, facility clean-up, and accelerated depreciation. These costs were recorded within cost of sales in the fourth quarter, primarily within the Ammunition segment. The liability related to these costs as of March 31, 2004 was approximately $6,000. ATK expects approximately $8,000 in additional costs will be recorded in fiscal 2005 related to the restructuring and related activities.

14.  Disposal of Discontinued Operations

During fiscal 2002, ATK recorded a $4,660 loss on disposal of discontinued operations, net of $2,856 in taxes, due to litigation related to the former Marine Systems operations.

15.  Supplemental Cash Flow Information

During fiscal 2002, ATK issued 4,573,170 shares of common stock, with a fair value of $247,817, directly to Blount to acquire the civil ammunition business.

16.  Operating Segment Information

Effective April 1, 2004 (fiscal 2005), ATK realigned its business operations, forming a new segment, Advanced Propulsion and Space Systems. Following this realignment, and the acquisition of Mission Research Corporation (MRC), ATK has five segments: ATK Thiokol, Ammunition, Precision Systems, Advanced Propulsion and Space Systems, and ATK Mission Research. The April 1, 2004 realignment is reflected in the information contained in this report. These operating segments are defined based on the reporting and review process used by ATK’s chief executive officer and other management.

•                  The ATK Thiokol segment is a solid rocket motor manufacturer, providing motors for human access to space (Space Shuttle), land- and sea-based strategic missiles, commercial and government space launch vehicles, and missile defense interceptors.  The segment also provides advanced ordnance products, demilitarization products and services, operations and technical support for space launches, energetic materials, materials/structures for high temperature and hypersonic environments, and engineering and technical services for the advancement of propulsion systems and energetic materials.

•                  The Ammunition segment supplies small-caliber military ammunition, medium-caliber ammunition, ammunition and rocket propellants, energetic materials, commercial and military smokeless powder, law enforcement and sporting ammunition, and ammunition-related products.

•                  The Precision Systems segment develops, demonstrates, and manufactures gun-launched guided and conventional large-caliber ammunition, tactical missile systems, tactical rocket motors and warheads, composite structures for aircraft and weapons systems, soldier weapon systems, air weapon systems, fuzes and proximity sensors, missile warning and radar jamming systems, electronic warfare support systems, barrier systems, lithium and lithium-ION batteries for military and aerospace applications, and medium-caliber gun systems.

•                  The Advanced Propulsion and Space Systems segment supplies solid propellant rocket motors, integrated boosters and upper stages, advanced ordnance, and control systems for missile defense, space, strategic, tactical, and commercial applications; high-performance composite structures for space launch vehicles, rocket motor casings, military and commercial aircraft; telescope, satellite and spacecraft structures, optical benches, and antenna reflectors; and advanced hypervelocity and air-breathing propulsion systems for aerospace vehicles and weapon systems.

•                  The ATK Mission Research segment is a developer of advanced technologies that address emerging national security and homeland defense requirements in such areas as directed energy; electro-optical and infrared sensors; aircraft sensor integration; high-performance antennas and radomes; advanced signal processing; and specialized composites.

All of ATK’s segments derive the majority of their sales from contracts with, and prime contractors to, the U.S. Government. ATK’s U.S. Government sales, including sales to U.S. Government prime contractors, during the last three fiscal years were as follows:

Fiscal	U.S. Government sales	Percent of sales

2004	$1,810,000	77%
2003	1,587,000	73%
2002	1,353,000	75%

Sales to The Boeing Company represented approximately 5%, 8%, and 10% of ATK’s total sales in fiscal 2004, 2003, and 2002, respectively. While the majority of sales to this contractor were derived from rocket propulsion contracts in the ATK Thiokol and Advanced Propulsion and Space Systems segments, the Precision Systems segment also derived a portion of their sales from sales to this contractor.

ATK’s foreign sales to customers were $155,533 in fiscal 2004, $163,954 in fiscal 2003, and $125,100 in fiscal 2002. Approximately 56% of fiscal 2004 foreign sales were in the Precision Systems segment, 29% were in the Ammunition segment, 9% were in the Advanced Propulsion and Space Systems segment, and 6% were in the ATK Thiokol segment. Sales to no individual country outside the U.S. accounted for more than 1% of ATK’s sales in fiscal 2004. Substantially all of ATK’s assets are held in the U.S.

The following summarizes ATK’s results by segment:

	Year Ended March 31, 2004
	ATK Thiokol	Ammunition	Precision Systems	Advanced Propulsion	ATK Mission Research	Corporate	Total

Sales:
External customers	$799,227	$765,622	$523,541	$271,264	$6,539		$2,366,193
Intercompany	2,402	20,096	13,006	34,980	—	$(70,484)	—
Total	801,629	785,718	536,547	306,244	6,539	(70,484)	2,366,193
Capital expenditures	15,960	19,933	8,985	11,972	96	1,808	58,754
Depreciation	33,312	12,703	7,936	8,684	96	1,192	63,923
Amortization	851	670	543	333	—	3,598	5,995
Income from continuing operations before interest, income taxes and minority interest expense	135,968	70,883	57,843	22,313	415	(10,359)	277,063
Total assets	990,951	502,736	354,203	254,093	40,589	690,757	2,833,329

	Year Ended March 31, 2003
	ATK Thiokol	Ammunition	Precision Systems	Advanced Propulsion	Corporate	Total

Sales:
External customers	$830,289	$681,762	$479,986	$180,098		$2,172,135
Intercompany	2,809	23,919	4,451	38,028	$(69,207)	—
Total	833,098	705,681	484,437	218,126	(69,207)	2,172,135
Capital expenditures	15,273	19,885	10,272	7,631	1,110	54,171
Depreciation	33,752	9,508	9,009	6,558	2,239	61,066
Amortization	595	1,317	1,238	520	2,398	6,068
Income from continuing operations before interest and income taxes	138,207	73,181	48,780	28,115	(12,740)	275,543
Total assets	1,010,457	401,393	237,116	149,900	684,177	2,483,043

	Year Ended March 31, 2002
	ATK Thiokol	Ammunition	Precision Systems	Advanced Propulsion	Corporate	Total

Sales:
External customers	$782,045	$470,783	$401,546	$147,231		$1,801,605
Intercompany	1,531	26,254	5,816	32,602	$(66,203)	—
Total	783,576	497,037	407,362	179,833	(66,203)	1,801,605
Capital expenditures	12,205	15,243	9,431	2,629	3,376	42,884
Depreciation	33,062	5,641	7,380	5,415	2,430	53,928
Amortization	16,989	1,326	2,434	155	3,841	24,745
Income from continuing operations before interest and income taxes	117,416	57,508	31,956	24,005	(7,203)	223,682

Certain administrative functions are primarily managed by ATK at the corporate headquarters (“Corporate”). Some examples of such functions are human resources, pension and postretirement benefits, corporate accounting, legal, tax, and treasury. Significant assets and liabilities managed at Corporate include those associated with debt, pension and postretirement benefits, environmental liabilities, and income taxes. Pension and postretirement benefit expenses are allocated to each segment based on relative headcount and types of benefits offered in each respective segment. Environmental expenses are allocated to each segment based on the origin of the underlying environmental cost. Transactions between segments are recorded at the segment level, consistent with ATK’s financial accounting policies. Intercompany balances and transactions involving different segments are eliminated at ATK’s consolidated financial statements level. These eliminations are shown above in “Corporate.”

17.  Quarterly Financial Data (Unaudited)

Quarterly financial data is summarized as follows:

	Fiscal 2004 Quarter Ended
	June 29	September 28	December 28	March 31

Sales	$559,138	$566,551	$563,817	$676,687
Gross profit	121,095	120,739	124,845	127,261
Income from continuing operations	32,904	36,647	41,857	50,897
Net income	32,904	36,647	41,857	50,897
Earnings per share:
Basic earnings per share from continuing operations	0.85	0.95	1.08	1.34
Basic earnings per share	0.85	0.95	1.08	1.34
Diluted earnings per share from continuing operations	0.84	0.93	1.06	1.31
Diluted earnings per share	0.84	0.93	1.06	1.31

	Fiscal 2003 Quarter Ended
	June 30	September 29	December 29	March 31

Sales	$519,890	$513,145	$519,758	$619,342
Gross profit	113,329	114,824	119,788	131,452
Income from continuing operations	21,076	28,474	35,684	35,223
Net income	24,843	28,474	35,747	35,223
Earnings per share:
Basic earnings per share from continuing operations	0.55	0.75	0.93	0.92
Basic earnings per share	0.65	0.75	0.93	0.92
Diluted earnings per share from continuing operations	0.54	0.73	0.91	0.90
Diluted earnings per share	0.63	0.73	0.91	0.90